Debtor-in-Possession Term Loan/Potential Bankruptcy Emergence Transaction

Proposal Letter

October 25, 2010

Debtors:	Gulfstream International Group Inc. and any and all current and future affiliates and subsidiaries (whether or not wholly owned) as joint and several borrowers (collectively, the "*Debtors*").
Lender/Sponsor:	Victory Park Capital Advisors, LLC, on behalf of one or more entities for which it acts as investment manager, ("*Victory Park*") and any other lender(s) acceptable to Victory Park (collectively with Victory Park, the "*Lender*" or "Sponsor").
Agent:	Victory Park Management, LLC shall act as administrative and collateral agent (the "*Agent*").
Type:	Debtor-in-Possession Term Loan (the "*Loan*" or "*DIP Facility*"), and potential emergence transaction.
Commitment:	$5,000,000 (the "*Commitment*").
Initial Disbursement:	Upon entry of an interim financing order (the "*Interim Order*") by the applicable United States Bankruptcy Court in Florida (the "*Court*") presiding over the Chapter 11 proceedings of the Debtors (the "*Bankruptcy Cases*") under Bankruptcy Code § 364(c) and (d) (in form and substance agreeable to the Debtors, Lender and Agent), $1,500,000 of the Commitment shall be funded by the Lender (the "*Initial Disbursement*").
Final Disbursement:	Upon entry of a final financing order (the "*Final Order*") by the Court presiding over the Bankruptcy Cases under Bankruptcy Code § 364(c) and (d) (in form and substance agreeable to the Debtors, Lender and Agent), $3,500,000 of the Commitment shall be funded by the Lender (the "*Final Disbursement*").
Closing Date:	Closing of the Loan with respect to the Initial Disbursement anticipated to be promptly upon entry of the Interim Order, but no later than two (2) days after entry of such order (the "*Initial Closing Date*"). Closing of the Loan with respect to the Final Disbursement anticipated to be promptly upon entry of the Final Order, but no later than three (3) days after entry of such order.
Use of Proceeds:	Proceeds of the Loan shall be utilized as follows: (i) costs, expenses, closing payments, and all other payment amounts contemplated herein; (ii) general working capital and operational expenses (in accordance with a weekly cash flow budget prepared by the Debtors, in form and substance acceptable to the Lender and Agent on a line-by-line basis, subject to a five percent (5%) variance on a cumulative basis for each such line item of expense (the "*Budget*")); and (iii) scheduled aircraft lease and other payments due to Raytheon Aircraft Credit Corporation ("*RACC*") before the scheduled expiration of the term of the Debtors' agreements with RACC, on December 6, 2010, or if such term is extended by RACC, during the period contemplated by Bankruptcy Code § 1110(a)(2), or as may be extended pursuant to a Stipulation in form and substance acceptable to the Debtors, Agent, Lender and RACC under Bankruptcy Code § 1110(b) (the "*Section 1110 Stipulation*"), with all such payments to be included and approved as part of the Budget. For the avoidance of doubt, neither the proceeds of the Loan nor the Carve-Out (as defined below) shall be utilized (i) to attack the validity, priority or enforceability of any of the post-petition liens or security interests of the Lender or the Agent, (ii) to research, review, analyze or investigate with respect to or in connection with any litigation, claim, objection or cause of action of any kind or nature whatsoever against the Lender or the Agent (whether or not arising from or related to pre-petition or post-petition liens, security interests, acts, omissions or other conduct), or (iii) to file, prosecute or otherwise pursue any litigation, claim, objection or cause of action of any kind or nature whatsoever against the Lender or the Agent (whether or not arising from or related to pre-petition or post-petition liens, security interests, acts, omissions or other conduct).
Interest:	Fifteen percent (15.0%) per annum (the "*Interest*"). Interest shall be payable monthly in cash in arrears; provided however that the Debtors shall prepay three (3) interest payments under the Loan on the Initial Closing Date.

Default Interest:	Upon the occurrence of an Event of Default (as defined below) and during the continuation of such default, interest shall accrue on any outstanding advances at twenty percent (20%) per annum (the "***Default Interest***").
DIP Fee:	Two percent (2.0%) of the Commitment, which amount shall be fully earned and payable in cash to Lender on the Initial Closing Date in the form of a closing payment payable from the proceeds of the Loan.
Success Fee:	Three percent (3.0%) of the Commitment, which amount shall be fully earned on the Initial Closing Date and payable in cash to Lender on the Due Date.
Maintenance Fee:	$5,000 per month, which amount shall be payable in cash to Agent on the Initial Closing Date and every thirty (30) days thereafter from the proceeds of the Loan pursuant to the Budget.
Costs/ Expenses:	The Debtors shall reimburse the Agent and the Lender for all costs incurred in connection with the Loan, the Loan Obligations (as defined below) and/or any Lender Sponsored Transaction (as defined below), including, without limitation, legal fees, advisor fees, consultant fees, costs and expenses, collateral valuations, appraisals, surveys, field examinations, third party diligence, lien searches, filing fees, and all other out-of-pocket costs and expenses in any way related to the Loan and/or Loan Obligations and the enforcement thereof and any Lender Sponsored Transaction (collectively, the "***Costs and Expenses***"). In the event that the Loan is not consummated, the Lender and the Agent shall have the right to seek reimbursement of all reasonable Costs and Expenses incurred with respect thereto as an administrative expense of the Debtors' estates pursuant to Bankruptcy Code § 503(b).
Term:	Any and all then current outstanding principal amount of the Loan (the "***Loan Principal***") plus any unpaid accrued interest or Default Interest (as the case may be) plus any Costs and Expenses or other amounts due under the Loan, this Proposal Letter, the Interim Order and the Final Order (each, a "***Loan Obligation***" and collectively, the "***Loan Obligations***") shall become due and payable in full in cash upon the earlier of (the "***Due Date***"): (i) termination of the stay period specified in Bankruptcy Code § 1110, or the Debtors' failure to reach arrangements (including arrangements with RACC) reasonably satisfactory to Agent, Lender and Debtors regarding the Debtors' assets that are subject to Section 1110); (ii) ninety (90) days after the commencement of the Bankruptcy Cases; (iii) the substantial consummation (as defined in Bankruptcy Code § 1101 and which for purposes hereof shall be no later than the effective date) of a confirmed plan of reorganization; (iv) conversion of any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code; (v) appointment of a trustee for the Debtors; (vi) dismissal of any of the Bankruptcy Cases; (vii) thirty (30) days after the entry of the Interim Order if the Final Order has not been entered prior to the expiration of such thirty (30) day period; (viii) the date on which the Court enters a final order approving a post-petition financing between the Debtors and another lender(s) or investor(s) (as the case may be) (other than Lender); (ix) repayment in full in cash of the Loan Obligations; and (x) three (3) business days after the Agent or the Lender notifies the Debtors in writing of an Event of Default which is not subsequently cured or waived by the end of such notice period. The Agent and the Lender may extend the Due Date in their sole discretion. In the event that the parties consummate a Lender Sponsored Transaction, as referred to below, the Loan Obligations will be treated in accordance with the terms of such Lender Sponsored Transaction.

Governing Terms

Lender Sponsored Transaction:	The Debtors and Lender will continue to cooperate to develop an agreement for a sale of the Debtors' assets free and clear of liens and claims (under which Lender would provide the "stalking horse" purchase transaction), or a Plan of Reorganization, under which Lender and Debtors would be co-sponsors (a "***Lender Sponsored Transaction***"), which would require, involve and is expressly subject to and conditioned upon: (a) the completion of Lender's due diligence satisfactory to Lender in its sole discretion, (b) negotiating an agreement with RACC acceptable to the Lender, Debtors and RACC, (c) reaching terms for applying the Loan Obligations within the capital structure of the Reorganized Debtor or consideration for the purchase of the Debtors' assets in a § 363 sale satisfactory to Lender in its sole discretion; and (d) negotiating and executing definitive documents acceptable to the Lender and the Debtors as required for the transaction. For the avoidance of doubt, the Lender and Debtors specifically acknowledge and agree that they have not reached any binding agreement or understanding regarding any Lender Sponsored Transaction.

Collateral:

The Loan shall be secured by: (i) a perfected first priority lien on any and all current and future assets of the Debtors of any nature or type whatsoever including, without limitation, accounts, accounts receivable, inventory, customer lists, intellectual property, minerals, mineral rights, plant and equipment patents, trade secrets, property and/or leasehold rights, all other tangible and intangible assets, and any causes of action under the Bankruptcy Code or applicable non-bankruptcy law, excluding recoveries pursuant to Chapter 5 of the Bankruptcy Code (and also expressly excluding any equipment or other assets as described in Bankruptcy Code § 1110); (ii) a first priority pledge of the capital stock and/or equity interest held directly or indirectly by each of the Debtors (for the avoidance of doubt, such pledge shall not include a pledge of the capital stock/ equity interest held by shareholders/investors in Gulfstream International Group, Inc.); and (iii) constructive control over the Debtors' bank accounts in similar form and substance of lockbox and/or control accounts customary for transactions of this nature exercisable upon an Event of Default and stay relief from the Court, or as may be provided in the Interim Order and Final Order (collectively the "***Collateral***"). The Debtors shall take any steps requested by the Agent, including the execution of Control Agreements and Pledge Agreements to assure that the Agent's interest in the Collateral is perfected.

Priority:

The Loan shall be authorized and approved by the Court pursuant to Bankruptcy Code § 364(c)(1) to be incurred as, and shall constitute, claims with a priority over all administrative expenses of the kind specified in Bankruptcy Code § 503(b) or 507(b). The security interests and liens in the Collateral securing the Loan shall be authorized and approved by the Court pursuant to Bankruptcy Code § 364(c)(2), (3), and 364(d) to constitute a lien on and in the Collateral ranking prior to all other claims and liens of the Debtors, except for the Carve-Out as defined below (the "***Priming Lien***"). The Priming Lien will be senior in priority to security interests and liens securing the indebtedness and other obligations owing under any of the Debtors' prepetition loan and security agreements. The Priming Lien shall not be subject to challenge, but instead shall attach and become valid and perfected without the requirement of any further action by the Agent or the Lender.

Carve-Out:

The fees and expenses incurred by the Debtors' retained professionals in the Bankruptcy Cases and the quarterly fees of the US Trustee under 28 U.S.C. § 1930 may be paid by the Debtors from the Collateral, subject to and in accordance with the Budget and subject to entry of any required orders of the Court (the "***Carve-Out***"), the amount of which Carve-Out shall not exceed $200,000 in the aggregate, excluding any amounts of time charges and expenses incurred or recorded by the Debtors' professionals prior to an Event of Default. The Lender and the Agent shall have the right to increase the amount of the Carve-Out in their sole discretion. The Lender's and Agent's liens on the Collateral and the Lender's and Agent's administrative expense claims provided for herein shall be subject and subordinate only to the Carve-Out.

Representations and Warranties:

The Debtors shall make usual and customary representations and warranties for transactions of this nature, including, without limitation, good standing of each of the Debtors; no consent or approval is required other than the Interim Order and Final Order; due authorization, execution and delivery of loan documents; no violation of material agreements entered into after the commencement of the Bankruptcy Cases; no violation of law as a result of the execution of the Loan documents; no liens on the assets of the Debtors except for certain liens permitted by the Agent and the Lender; compliance with applicable laws and regulations; no material change in business; no unstayed litigation that is reasonably likely to have a material adverse effect on the operations of the Debtors taken as a whole; no information furnished by Debtors to the Agent or Lender or the Court contains any material misstatement of fact or omitted to state a material fact necessary to make the statements therein not materially misleading; taxes paid to the extent required by law; and material returns filed.

Covenants:

The Debtors shall comply with all of the following covenants:

1. The Debtors shall promptly provide the Agent with updates of any material developments in connection with the Debtors' reorganization efforts under the Bankruptcy Cases, whether in connection with an asset sale, plan of reorganization or otherwise;
2. The Debtors shall deliver the Budget as updated on a weekly basis to the Agent (in form and substance reasonably acceptable to the Agent), including, without limitation, forecasts, sales pipeline, accounts receivable and cash flow;
3. The Debtors shall deliver a bi-monthly payroll report to the Agent (in form and substance reasonably acceptable to the Agent);

4. The Debtors shall operate the their businesses in accordance with the Budget, and the requirements of the Bankruptcy Code and orders of the Bankruptcy Court;

5. The Debtors shall not provide maintenance service, aircraft parts, fuel or any other resources or services: (a) to any aircraft that is not actively in service and generating revenue for the Debtors' business (for the avoidance of doubt, permitted aircraft shall include those certain: twenty-one (21) Beech 1900D aircraft leased from RACC, two (2) Beech 1900D aircraft leased from Computer Sciences Corporation, Inc. ("***CSC***"), two (2) Piper PA-31 Navajo Chieftain aircraft leased from Thomas L. Cooper ("***Cooper***"), and one (1) Piper PA-31 Navajo Chieftain aircraft leased from Thomas A. McFall ("***McFall***")); (b) in connection with any maintenance event that may be considered unnecessary by industry standards; or (c) any maintenance event that does not fall within the scope of the Debtors' existing agreements with RACC, CSC, Cooper or McFall;

6. Without the prior written consent of the Agent or the Lender, the Debtors shall not seek, consent to, or permit to occur any of the following:

   a. Any order which authorizes the rejection of any leases of any of the Debtors without the Agent's prior written consent;

   b. Any modification, stay, vacation or amendment to the Final Order to which the Agent has not consented in writing;

   c. A priority claim or administrative expense or unsecured claim against any of the Debtors (now existing or hereafter arising of any kind or nature whatsoever, including without limitation, any administrative expense of the kind specified in Bankruptcy Code § 105, 326, 328, 330, 331, 364(c) 503(a), 503(b), 506(c), 507(a), 507(b), 546(c), 546(d), 726 or 1114) equal or superior to the priority claim of the Agent and the Lender in respect of the obligations hereunder, except with respect to the Carve-Out;

   d. Any lien on any Collateral having a priority equal or superior to the lien securing the obligations hereunder, other than with respect to the Carve-Out;

   e. Any order which authorizes the payment of any indebtedness incurred prior to the petition date without the Agent's prior written consent;

   f. Any order seeking authority to take any action that is prohibited by the terms of this Proposal Letter, the Interim Order or the Final Order or refrain from taking any action that is required to be taken by the terms of this Proposal Letter, the Interim Order or the Final Order; or

   g. Any other action that would materially adversely affect the Agent or the Lender in any way without the prior written consent of the Agent or the Lender.

6. Debtors shall continue to cooperate with Lender regarding a Lender Sponsored Transaction.

Event(s) of Default:

Each of the following shall constitute an "***Event of Default***", unless otherwise waived by the Agent in its sole discretion:

1. Debtors shall fail to pay any Loan Obligation after such payment has become due;
2. Any report, certificate or other document delivered to the Agent or the Lender pursuant to this Proposal Letter, the Interim Order or the Final Order shall have been incorrect in any material respect when made or deemed made;
3. Debtors shall fail to perform or comply with any covenant or agreement contained in this Proposal Letter, the Interim Order or the Final Order;
4. The failure of Debtors to comply in all material respects with each and all of the terms and conditions of the Interim Order, the Final Order and this Proposal Letter;
5. Any of the Debtors is enjoined, restrained or in any way prevented by the order of any court or any governmental authority from conducting all or any material part of its business for more than three (3) consecutive days;

6. Any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty (whether or not insured) which causes, for more than three (3) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of the Debtors, if any such event or circumstance could reasonably be expected to have a material adverse effect;

7. The entry of an order in the Bankruptcy Cases which stays, modifies (in any manner adverse to the Agent or the Lender), or reverses the Interim Order or Final Order or which otherwise materially adversely affects, as determined by the Agent in its reasonable discretion, the effectiveness of the Interim Order or Final Order without the express written consent of the Agent;

8. The conversion of any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code;

9. Any of the following employees of the Debtors is removed, terminated or replaced, or otherwise ceases to participate actively in management of the Debtors, in each case without the written consent of the Agent or Lender: (a) Dave Hackett (President & CEO), (b) Leo Krupilis (Sr. VP Maintenance), (c) Phil LeFevre (VP Director of Operations), (d) Roy Canter (Sr. VP Customer Service), (e) Pete Taggart (VP of SOCC), (f) Eddie Panella (Director of Financial Reporting), or (g) Donna Bascombe (Revenue Accounting Manager);

10. The appointment of a trustee for the Debtors;

11. The dismissal of any of the Bankruptcy Cases; provided that the Agent and the Lender have not consented in writing to such dismissal;

12. The entry of any order which provides relief from the automatic stay otherwise imposed pursuant to Bankruptcy Code § 362 that permits any creditor to (a) realize upon, or to exercise any right or remedy with respect to, any material portion of the Collateral, or (b) to terminate any license, franchise or similar agreement, wherein either case the exercise of such right or remedy or such realization or termination would be reasonably likely to have a material adverse effect;

13. Subject to the allowance and payment of any amounts due under the Carve-Out, the filing of any application by Debtors without the express written consent of the Agent for the approval of a super-priority claim in the Bankruptcy Cases which is pari passu with or senior to the priority of the claims of the Agent or the Lender, or there shall arise any such super-priority claim under the Bankruptcy Code, provided that the filing of any such application shall not be deemed an Event of Default if the proceeds of the funding supporting such claim will be used to pay the Loan;

14. The payment or other discharge by Debtors of any prepetition indebtedness without the written consent of the Agent or Lender;

15. The filing of any motion by Debtors seeking, or the entry of any order in the Bankruptcy Cases: (a) permitting working capital or other financing (other than ordinary course trade debt or unsecured debt) for any of the Debtors from any person other than the Agent (unless the proceeds of such financing are to be used to pay in full all obligations arising under this Proposal Letter, the Interim Order and the Final Order); (b) granting a lien on, or security interest in, any of the Collateral, other than with respect to this Proposal Letter (unless such liens are granted in connection with a financing, the proceeds of which are to be applied to the payment in full of all obligations arising under this Proposal Letter, the Interim Order and the Final Order, and other than liens granted as adequate protection for pre petition liens on the Debtors' assets, which adequate protection liens are junior in priority to the Lender's super priority priming liens); (c) except as permitted by this Proposal Letter, the Interim Order or the Final Order, permitting the use of any of the Collateral pursuant to Bankruptcy Code § 363(c) without the prior written consent of the Agent, permitting recovery from any portion of the Collateral any costs or expenses of preserving or disposing of such Collateral under Bankruptcy Code § 506(c); or (d) dismissing the Bankruptcy Cases, unless the Agent has sought or consented in writing to such relief by the Court;

16. The filing of a motion or other pleading seeking the entry of an order confirming a plan of reorganization (and/or approving a disclosure statement related thereto) that does not require payment in full in cash of all obligations under this Proposal Letter, the Interim Order and the Final Order on the consummation date of such plan of reorganization, and as to which Lender has not consented in writing; or

17. The filing of any pleading by any of the Debtors challenging the validity, priority, perfection or enforceability of this Proposal Letter or the obligations hereunder, or any lien granted pursuant to this Proposal Letter, the Interim Order or the Final Order is determined to be null and void, invalid or unenforceable by the Court or another court of competent jurisdiction in any action commenced or asserted by any other party in interest in the Bankruptcy Cases.

Default Remedies:

Upon three (3) business days' written notice of an Event of Default which is not subsequently cured or waived during such notice period:

1. The Loan shall mature and any and all Loan Obligations shall become due and payable in full in cash;
2. The Agent and the Lender shall have standing to move for an order to cause the Debtors to engage in a process to liquidate their assets pursuant to Bankruptcy Code § 363; and
3. The Agent and the Lender shall have the right to seek an emergency hearing requesting relief from the automatic stay otherwise imposed pursuant to Bankruptcy Code § 362 that permits the Agent and the Lender to realize upon, or to exercise any right or remedy with respect to, any portion of the Collateral.

Prepayment(s):

The Debtors shall have the right (but not the obligation) to prepay the Loan Obligations (in cash) in whole or in part.

Reservation of Rights:

Nothing in this Proposal Letter is intended or shall be construed to waive any of the Agent's or the Lender's rights to object to or otherwise contest the reasonableness of the fees and expenses of the Debtors' retained professionals. Such rights are hereby reserved in their entirety.

If the Debtors have not received a Court order approving the Section 1110 Stipulation before the termination of the stay period specified in Bankruptcy Code § 1110, then, notwithstanding Bankruptcy Code § 1121, the Agent and the Lender shall have the right to file a plan and disclosure statement (the "***Plan Right***"). The Plan Right shall be approved by the Court pursuant to the Interim Order and Final Order, and shall be a condition to consummating the Loan.

The Agent and the Lender shall have the right under Bankruptcy Code § 363(k) to credit bid up to the full amount of the Loan Obligations in connection with any sale of the Debtors' assets under a plan of reorganization or otherwise (the "***Credit Bid Right***"). The Credit Bid Right shall be approved by the Court pursuant to the Interim Order and Final Order, and shall be a condition to consummating the Loan.

Retainer:

An initial retainer of $50,000 (the "***Initial Retainer***") is payable to the Agent upon execution of this Proposal Letter, which amount will be used to pay for future Costs and Expenses incurred by the Agent and/or the Lender. An additional retainer of $50,000 (the "***Additional Retainer***") shall be due and payable to the Agent prior to any bankruptcy filing, but in no event later than October 29, 2010, which amount will be used to pay for future Costs and Expenses incurred by the Agent and/or the Lender. Debtors recognize that the Initial Retainer and the Additional Retainer are only retainers to secure payment of the Lender's and/or Agent's future costs and expenses and is not a cap on such future costs and expenses which may exceed the amount of the Initial Retainer and the Additional Retainer. The Debtors acknowledge and agree that the Initial Retainer and the Additional Retainer shall be fully earned upon payment thereof as consideration for Victory Park's strategic direction, due diligence, work performed and other good and sufficient value provided to the Debtors hereunder. The Final Order shall include a provision ratifying the payment of the Initial Retainer and the Additional Retainer and waiving and releasing any claims the Debtors and/or their respective estates may have against Victory Park, Agent and/or Lender with respect to the Initial Retainer and/or the Additional Retainer pursuant to Chapter 5 of the Code or any other applicable law.

Closing Conditions:

This Proposal Letter is subject to, amongst other items, the following:

1. Completion of business and legal due diligence satisfactory to the Agent and Lender in their sole discretion;
2. Execution of definitive legal documentation acceptable to the Agent and Lender in their sole discretion;
3. Payment in full in cash of the Initial Retainer and the Additional Retainer; and

4. Entry of the Interim Order and Final Order by the Court, authorizing borrowing pursuant to this Proposal Letter.

This Proposal Letter does not set forth all the terms and conditions of the Loan described herein. Rather, it is only an outline, in summary format, of major points of understanding, which will form the basis of the definitive documentation. The definitive documentation will be prepared by the Agent and the Lender.

This Proposal Letter is not, and shall not be deemed to be, a binding agreement by the Agent or the Lender to provide the Loan described herein. Such agreement will arise only upon the execution and delivery by the Debtors of definitive documentation satisfactory in form and substance to the Agent and the Lender and the fulfillment, to the satisfaction of the Agent and the Lender, of the conditions precedent required by the Agent and the Lender and set forth herein and therein. Notwithstanding the foregoing, the rights of the Agent and the Lender and the corresponding obligations of the Debtors under "Costs/ Expenses" and "Retainer" shall be binding on the parties hereto upon the execution of this Proposal Letter.

In the event that the Debtors elect not to consummate the transaction contemplated herein or the Debtors are unable, for any reason, to obtain the Interim Order from the Court on or before October 29, 2010 (or as soon thereafter as the Court's calendar shall permit), this Proposal Letter shall automatically terminate (unless extended in writing by the Agent and the Lender). Any disputes arising in connection with this letter, or the definitive documents referred to herein, shall be determined by the Florida Bankruptcy Court having jurisdiction and venue over the Debtors cases.

This Proposal Letter and the terms set forth herein are confidential, and the Debtors shall not disclose the terms of this Proposal Letter, or the fact that negotiations between the Agent, the Lender and the Debtors are ongoing, to any third party other than RACC, including any other source of potential financing for the Debtors; provided, however, that the Debtors shall disclose the terms of this Proposal Letter for purposes of seeking approval of the Loan by the Court.

* * * * *

If the above is acceptable to the Debtors, please sign and return the enclosed copy of this Proposal Letter to the Agent no later than the close of business on ***October 25, 2010***.

Acknowledged, Accepted, and Agreed to:

DEBTORS:

GULFSTREAM INTERNATIONAL GROUP, INC.

By: David F. Hackett
Its: Chief Executive Officer and President

LENDER:

VICTORY PARK CAPITAL ADVISORS, LLC

By: Scott R. Zemnick
Its: General Counsel

AGENT:

VICTORY PARK MANAGEMENT, LLC

By: Matthew Ray
Its: Manager

If the above is acceptable to the Debtors, please sign and return the enclosed copy of this Proposal Letter to the Agent no later than the close of business on ***October 25, 2010***.

Acknowledged, Accepted, and Agreed to:

DEBTORS: **GULFSTREAM INTERNATIONAL GROUP, INC.**

By: David F. Hackett
Its: Chief Executive Officer and President

LENDER: **VICTORY PARK CAPITAL ADVISORS, LLC**

By: Scott R. Zemnick
Its: General Counsel

AGENT: **VICTORY PARK MANAGEMENT, LLC**

By: Matthew Ray
Its: Manager